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Pura Naturals’ Proprietary Coronavirus Disinfecting Cleaning Technology Now Undergoing Environmental Protection Agency Approval

April 07, 2020 07:07 AM Pacific Daylight Time

LAKE FOREST, Calif.--(BUSINESS WIRE)--Pura Naturals Inc. (OTCPINK: PNAT) ("Pura" or the "Company"), makers of eco-friendly earth-conscious cleaning products, today announced that Company's fight against the Coronavirus continues.

Robert Doherty, C.E.O., states, "Our COVID-19 disinfectant cleaning sponge technology has been submitted for registration as an approved anti-viral product with the Environmental Protection Agency. We are seeking to receive full approval within a week. Our production of these products is also underway."

About Pura Naturals

Pura Naturals manufactures cleaning products that absorb grease and grime like a magnet. Pura Naturals' foam technology was developed in response to the gulf oil spill. The revolutionary foam absorbs grease while repelling water and inhibiting bacteria growth and odors. The earth conscious company prides itself on its plant-based products made from renewable resources with no petroleum by-products. Pura Naturals' products are sold online through Amazon and Homedepot.com, and in stores at Ace Hardware, True Value Hardware, Menards, and other retailers nationwide.

Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. They are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements. We are not obligating ourselves to update this information based on new or changed circumstances. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company's products and services, changes in relationships with third parties, product mix sold by the Company and other information, including the Company's risk factors, described in the Company's most recent periodic filings with the Securities and Exchange Commission.

Contacts

For Further Information, please contact:
Robert Doherty, Chief Executive Officer
Pura Naturals Inc. P: 949-273-8100
www.puranaturalsproducts.com
Email: info@puranaturalsproducts.com

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@Pura_Naturals

Replying to @Pura_Naturals

California Governor Gavin Newsom, the Center for Disease Control, and other authorities. V are open for business within those guidelines and remain positive about our future. We will provide another update on our business activities in approximately 2 weeks.

Mar 26, 20

Pura Naturals
@Pura_Naturals

We wish all of our customers good health & safety during this uncertain time in our history relative to the Coronavirus epidemic. Pura Naturals & the Grease Beast brand of products a taking the proper safeguards for our employees & staff as outlined by the President of the USA

Mar 26, 20

Pura Naturals
@Pura_Naturals

Our Grease Beast products are located in all Menards store locations at their point of sale a selling fast! If you want to find a location you can go to our website and use our store locato greasebeastscrubpads.com


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